EXHIBIT 21.1

CNL Macquarie Global Growth Trust, Inc.

Subsidiaries of the Registrant

1.)	CNL Macquarie Growth GP, LLC, a Delaware limited liability company

2.)	CNL Macquarie Growth, LP, a Delaware limited partnership